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                                  EXHIBIT 23.1

                        Consent of Independent Auditors'


The Board of Directors
Integrated Systems Consulting Group, Inc.:

We consent to incorporation by reference in the registration statement No. 333-05473 on Form S-8 of Integrated Systems Consulting Group, Inc. of our report dated February 6, 1998, except as to Note 8, which is as of February 27, 1998, with respect to the balance sheet of WaveFront Consulting, Inc. as of December 31, 1997, and the related statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 1997, which report appears in the Form 8-K-A of Integrated Systems Consulting Group, Inc. dated February 27, 1998.


KPMG Peat Marwick LLP



McLean, Virginia
May 7, 1998